Exhibit 99.1

Company Contact:

Dunnan D. Edell,

Chief Executive Officer

800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. ANNOUNCES THE APPOINTMENT OF JONATHAN ROTHSCHILD AS DIRECTOR.

East Rutherford, NJ, August 16, 2012: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today that Jonathan Rothschild has been appointed as a director to fill the remaining term of James Mastrian. Mr. Mastrian has resigned as a director of the Company as of August 15, 2012. Stanley Kreitman, the Company’s Chairman of the Board, stated “We are very pleased that Jonathan Rothschild has joined our board. Jonathan is President and CEO of Arterio, Inc., which is in the vitamin and supplements business, and a director of Immucell, Inc., a NASDAQ listed biotechnology company, and serves on their audit committee. He is also a director of the Anne Frank Center USA, a not-for-profit organization. Jonathan is a major shareholder, having a beneficial interest in 221,478 shares of CCA common stock. We look forward to working with Jonathan and thank Jim Mastrian for his past service, wishing him well in his future endeavors.”

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus White” toothpastes and teeth whiteners, “Mega-T” diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Gel Perfect” UV free gel color, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Cherry Vanilla” fragrances, “Solar Sense” sun protection products and “Hair Off” hair removal and depilatory products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.